Exhibit 99 (a)(1)(D)

Offer Letter to Purchase for Cash

by

AQUASITION CORP.

of

up to 4,995,000 of its Outstanding shares of Common Stock

at a Purchase Price of $10.30 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY,

JULY 29, 2014 UNLESS THE TENDER OFFER IS EXTENDED.

July 7, 2014

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated July 7, 2014 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Aquasition Corp. (the “Company”), a company incorporated under the laws of the Marshall Islands, to the shareholders holding the Company’s shares of Common Stock, par value $0.0001 per share (the “Shares”) to purchase, during the Offer Period, up to 4,995,000 Shares for a purchase price of $10.30 per share, net to the seller in cash, without interest.  The “Offer Period” is the period of time commencing on Tuesday, July 7, 2014 and ending at 5:00 p.m. Eastern Time, on Tuesday, July 29, 2014 or such later date to which the Company may extend the Offer (the “Expiration Date”).

This Offer is being made in connection with the Acquisition (as defined in the Offer Letter) pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their ordinary shares for a pro-rata portion of our Trust Account (as defined in the Offer Letter).

NO SCRIPT OR FRACTIONAL SHARES WILL BE ISSUED. SHARES MAY ONLY BE PURCHASE FOR CASH.

THE OFFER IS CONDITIONED ON SATISFACTION OF THE ACQUISITION CONDITION (AS FURTHER DESCRIBED IN THE OFFER TO PURCHASE) AND NO MORE THAN 4,995,000 SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and redeeming Shares of and for the information of your clients;

2.	Notice of Guaranteed Delivery with respect to the Shares, to be used to accept the Offer in the event you are unable to deliver the Share certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

3.	Form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in the section in the Offer Letter entitled “The Offer—Conditions of the Offer.”

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on Tuesday, July 29, 2014, unless the Offer is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer Letter) in connection with the solicitation of tenders of Shares pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to Advantage Proxy, as Information Agent, at 24925 13th Place South, Des Moines, WA 98198, attention Karen Smith (telephone number: toll Free: 877-870-8565 or 206-870-8565 and email: ksmith@advantageproxy.com) or to American Stock Transfer & Trust Company, as Depositary, at 6201 15th Avenue, Brooklyn, New York 11219, attention Jessie Tejada (telephone number: 718-921-8520, email: admin4@amstock.com).

Very truly yours,

Aquasition Corp.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.